Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SeaStar Medical Holding Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	10,917,218	$0.6026	$6,578,715.57	0.0001531	$1,007.21

Total Offering Amounts:							$6,578,715.57		1,007.21
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,007.21

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Offering Note(s)

(1)	Represents 10,917,218 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 10,203,008 shares of Common Stock underlying warrants held by the selling stockholders; and (ii) 714,210 shares of Common Stock underlying placement agent warrants, that will be offered for resale by the selling securityholder named in this registration statement pursuant to the prospectus contained in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include an indeterminable number of additional shares of Common Stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the high and low prices for a share of the registrant’s Common Stock reported on August 1, 2025, which date is a date within five business days prior to the filing of this registration statement, and rounded up to the nearest cent.